Exhibit 10.16
FORM OF
F.N.B. CORPORATION
Time-Based
Restricted Stock Unit Award Agreement

This Time-Based Restricted Stock Unit Award Agreement (“Agreement”) is made effective as of ______________, prior to market close, between F.N.B. Corporation (“F.N.B.”), a Pennsylvania corporation, and the Participant (defined below). Any term capitalized herein but not defined will have the meaning set forth in the Plan (defined below) or in the attached Schedule.

I.    Grant Date: ______________

II.    Participant: ______________________________

III.    Grant Information

Grant Amount:	_____ Restricted Stock Units
Vesting of Installment Amounts:
Subject to the acceleration provision described in this Agreement or the Plan (defined below), the Grant Amount, and any Dividend Equivalents (defined below), will vest on a pro rata basis over a three-year restricted period (each, an “Installment”) beginning as of the Grant Date, with one-third of the Grant Amount vesting respectively on each of the following dates (each a “Scheduled Vesting Date”):[1]

Installment One	Scheduled Vesting Date: ______________
Installment Two	Scheduled Vesting Date: ______________
Installment Three	Scheduled Vesting Date: ______________
Source of Restricted Stock Units:	F.N.B. Corporation 2022 Incentive Compensation Plan, as amended (the “Plan”)
This Agreement includes this cover page (“Agreement Cover Page”) and the following Schedule, which is expressly incorporated by reference in its entirety herein:
Schedule 1 – General Terms and Conditions

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the Grant Date.

F.N.B. CORPORATION __________________________ Name: Vincent J. Delie, Jr. Title: Chairman, President and C.E.O.	PARTICIPANT ___________________________________ Name:

1 If a Scheduled Vesting Date for an Installment falls on a non-business day (e.g., a weekend or national holiday), then the Scheduled Vesting Date for that Installment will occur on the next succeeding business day.

SCHEDULE 1
GENERAL TERMS AND CONDITIONS
Time-Based Restricted Stock Unit Award Agreement
Preamble
This Agreement is between the Participant and F.N.B. and sets forth the terms and conditions of the grant of Restricted Stock Units to the Participant. The grant of the Restricted Stock Units was made by the Compensation Committee of the F.N.B. Board of Directors (the “Committee”) pursuant to the terms of the Plan, subject to this Agreement becoming effective on the Grant Date specified on the Agreement Cover Page (“Grant Date”).
The terms of the Plan are incorporated herein by reference, including the definitions of terms contained in the Plan. Any inconsistency between this Agreement and the terms and conditions of the Plan will be resolved in accordance with the Plan including, in particular, Article 2 of the Plan which, in relevant part, provides the Committee with sole discretion to construe and interpret the Plan and this Agreement. Unless otherwise specified herein or the context indicates differently, all references in this Agreement to “F.N.B.” shall mean F.N.B. or its subsidiaries or affiliates.
RECITALS
WHEREAS, the Agreement Cover Page, Preamble, Recitals to this Agreement and accompanying Schedule are incorporated into and made part of this Agreement; and
WHEREAS, by signing the Agreement, the Participant has accepted the Grant Amount of Restricted Stock Units and agrees to the terms and conditions stated below.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, each party covenants and agrees as follows:
Section 1. Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan and this Agreement, F.N.B., pursuant to the Plan, hereby confirms the grant to the Participant, on the Grant Date, denominated as the Grant Amount of Restricted Stock Units specified on the Agreement Cover Page. The Grant Amount, when combined with other stock grants to the Participant in the calendar year, is expressly limited to the applicable limit(s) set forth in Section 2.3 of the Plan and any other applicable Plan restrictions, and in the event that such limit applies to Participant, the order in which awards shall be reduced is the following: (i) Performance-Based Restricted Stock Units (ROATCE Metric); (ii) Performance-Based Restricted Stock Units (ICG Growth Metric); (iii) Time-Based Restricted Stock Units; and (iv) any remaining share or units awards, in each case only to the extent that such reduction is required to conform to the applicable Plan limit(s). These Restricted Stock Units are notional units of measurement denominated in shares of F.N.B. common stock (“Stock”) (i.e., one Restricted Stock Unit is equivalent to one share of Stock). The Restricted Stock Units represent an unfunded, unsecured right to receive shares of Stock (and Dividend Equivalent payments pursuant to Section 3(d) hereof) in the future if the conditions set forth in this Agreement and the Plan are satisfied, and no breach under Section 7 occurs. The Participant must electronically accept the Agreement, if at all, within thirty (30) calendar days from the Grant Date, unless an extension is authorized in writing by the Director of Human Resources, otherwise this Agreement shall be null and void and the Restricted Stock Units shall immediately be forfeited.

Section 2. Committee Action. Consistent with the authority set forth in Article 2 of the Plan, in recognition of unusual or nonrecurring events affecting the Corporation or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, the Board, using reasonable care, shall make equitable adjustments in the terms and conditions of, and the criteria included in, Awards in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made pursuant to this Agreement and available under the Plan.
Section 3. Vesting, Forfeiture and Payment Conditions.
(a)    F.N.B.’s Obligation to Pay. Each Restricted Stock Unit granted represents the right to receive one share of Stock on the date it vests. Until such Restricted Stock Unit vests as described in Section 3(b) herein, the Participant has no right to receive any shares of Stock under this Agreement. Prior to the issuance of shares of Stock for vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of F.N.B., payable, if at all, only from the general assets of F.N.B. Any Restricted Stock Units that vest will be paid to the Participant in accordance with Section 3(b) herein and subject to the Participant satisfying any applicable tax withholding as described in Section 6 hereof.
(b)    Vesting. The Participant’s right to each Installment of the Grant Amount (together with all Dividend Equivalents (as that term is defined in Section 3(d) herein)) shall vest separately on each Scheduled Vesting Date, and shares of Stock represented (on a one-for-one basis) by the Restricted Stock Units and all Dividend Equivalents with respect to such Restricted Stock Units shall be distributed to Participant on the applicable Scheduled Vesting Date (or as soon as administratively practicable thereafter but in no event later than thirty (30) calendar days following such date in accordance with Section 3(e) hereof), and will become freely transferable, provided, the Participant has been continuously in Service2 with F.N.B. from the Grant Date through and including each applicable Scheduled Vesting Date (as specified on the Agreement Cover Page), or such earlier date as provided in the Accelerated Vesting Table set forth in Section 3(c).
(c)    Termination of Employment; Forfeiture or Acceleration of Restricted Stock Units. Upon the effective date of the termination of Participant’s Service before an applicable Scheduled Vesting Date, or upon a breach of Section 7 herein, all unvested Restricted Stock Units shall immediately be forfeited without consideration or future action being required of F.N.B. Notwithstanding the foregoing, the Restricted Stock Units shall be subject to accelerated vesting upon the occurrence of events and subject to the terms described in the following “Accelerated Vesting Table”, provided that the Participant has remained continuously in Service through the Accelerated Vesting Event.

2 For purposes of this Agreement, “continuously in Service” means that the Participant’s employment service with F.N.B. is not interrupted or terminated, except, for the avoidance of doubt, approved leaves of absence consistent with F.N.B. policy shall not be deemed to be a break in Service. The Participant’s continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to F.N.B. as an employee or a change in the Affiliate entity for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s continuous Service; and provided further that if any grant is subject to Section 409A of the Internal Revenue Code (the “Code”), this footnote shall only be given effect to the extent consistent with Section 409A of the Code.

Accelerated Vesting Table

Accelerated Vesting Event	Vested Amount	Date Installments Become Payable
1. Death	100% vesting of the Grant Amount	Participant’s date of death
2. Normal Retirement	100% vesting of the Grant Amount	On the remaining Scheduled Vesting Date(s) for each Installment
4. Early Retirement (defined in the Plan as 55 years old with 5 years of service, subject to Article 8 of the Plan)	100% vesting of the Grant Amount	On the remaining Scheduled Vesting Date(s) for each Installment
5. Disability	100% vesting of the Grant Amount	On the remaining Scheduled Vesting Date(s) for each Installment
6. Change in Control of F.N.B. Corporation	100% vesting of Grant Amount
Accelerated Vesting occurs on the date of termination of Service by the surviving company without Cause, as defined in the Plan, or by the Participant for Good Reason[3] within the twenty-four (24) month period following the Change in Control or, if longer, the latest remaining Vesting Date.

If termination of Service does not occur as outlined above, the RSUs will vest on the remaining Scheduled Vesting Date(s) for each Installment.

[3] “Good Reason” shall have the meaning set forth in any employment agreement or other written agreement between the Participant and F.N.B. If none, then “Good Reason” shall mean: (i) a material reduction in the Participant’s base salary, target short-term incentive opportunity, participation in employee benefit plan, or participation in long-term incentive compensation at the same level; (ii) the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from Participant’s principal place of employment immediately prior to the Accelerated Vesting event; (iii) a materially adverse reduction in Participant’s position, duties and responsibilities; or (iv) a material diminution in the budget over which the employee has control; in each case, without the prior written consent of the Participant, and only if the Participant provides the surviving company with written objection to the event within thirty (30) days following the occurrence thereof, the surviving company does not reverse or otherwise cure the event within thirty (30) days of receiving that written objection and the Participant resigns the Participant’s employment within sixty (60) days following the expiration of that cure period.

7. Bank Sale[4]	100% vesting of the Grant Amount
Accelerated Vesting occurs on the date of termination of Service by the surviving company without Cause, as defined in the Plan, or by the Participant for Good Reason[3] within the twenty-four (24) month period following the Bank Sale or, if longer, the latest remaining Vesting Date.

If termination of Service does not occur as outlined above, the RSUs will vest on the remaining Scheduled Vesting Date(s) for each Installment.

8. Non-Bank Sale[5]	Pro-rated vesting[6] of the Grant Amount
Accelerated Vesting occurs on the date of termination of Service by the surviving company without Cause, as defined in the Plan, or by the Participant for Good Reason[3] within the twenty-four (24) month period following the Non-Bank Sale or, if longer, the latest remaining Vesting Date.

If termination of Service does not occur as outlined above, the RSUs will vest, in full, on the remaining Scheduled Vesting Date(s) for each Installment.

4 For purposes of this Agreement, a “Bank Sale” is defined as the sale of more than 25% of the voting securities to, or the merger or consolidation of, First National Bank of Pennsylvania (the “Bank”) with a non-affiliate entity prior to the Vesting Date, provided the Participant is employed by Bank on the date of the Bank Sale.
5 For purposes of this Agreement, a “Non-Bank Sale” is defined as the sale of a non-bank affiliate to a non-affiliate entity prior to the Vesting Date, provided the Participant is employed by the non-bank affiliate on the date of the Non-Bank Sale.
6 The prorata amount shall be determined by multiplying the Grant Amount by a fraction, the numerator of which is the number of full months the Participant worked during the Vesting Period before the occurrence of the Accelerated Vesting Event, and the denominator representing the total number of full months in the Vesting Period.

(d)    Dividend Equivalents. As of the Grant Date, the Participant will be entitled to earn dividend equivalents (“Dividend Equivalents”) on the final number of vested Restricted Stock Units for each Installment, in an amount equal to the dividends that would have been paid (without interest or reinvestment), whether in cash or otherwise, between the Grant Date and the Scheduled Vesting Date for that Installment (or such earlier date in the event of the Participant’s death or Change in Control), as though such Restricted Stock Units had been issued and outstanding shares of Stock held by the Participant from the Grant Date through the Scheduled Vesting Date for that Installment (or such earlier date in the event of the Participant’s death or Change in Control). When the applicable Installment vests, any Dividend Equivalents shall be converted into additional Restricted Stock Units and shall be distributed to the Participant in accordance with Section 3(e) herein. Any Restricted Stock Units resulting from the conversion of these Dividend Equivalents will be considered Restricted Stock Units for purposes of this Agreement and will be subject to all the terms, conditions and restrictions set forth herein. Each Dividend Equivalent shall be rounded to the nearest whole Dividend Equivalent. If the Restricted Stock Units to which such Dividend Equivalents relate are forfeited and canceled, such related Dividend Equivalents will also be forfeited and canceled without payment of any consideration by F.N.B.
(e)    Payment of Vested Restricted Stock Units. Within thirty (30) calendar days following the applicable Scheduled Vesting Date, all Restricted Stock Units and Dividend Equivalents vested under Section 3 hereof, shall be settled and delivered to the Participant in that number of whole shares of Stock equal to the number of Restricted Stock Units and Dividend Equivalents, less the payment of any withholding taxes. Subject to Section 6 below, on the Scheduled Vesting Date, unless the Participant has remitted to F.N.B. a cash amount sufficient to satisfy any Federal, state and local tax withholding requirements, F.N.B. shall withhold a number of shares of Stock from the unrestricted shares of Stock to be distributed sufficient to satisfy all or a portion of the tax withholding requirements related to the vesting of the Restricted Stock Units and Dividend Equivalents.
(f)    No Right of Service. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT ALTERS THE AT-WILL NATURE OF THE PARTICIPANT’S EMPLOYMENT OR OTHER SERVICE WITH F.N.B. THIS MEANS THAT F.N.B. MAY TERMINATE OR CHANGE THE TERMS AND CONDITIONS OF THE PARTICIPANT’S EMPLOYMENT OR SERVICE WITH US AT ANY TIME, WITH OR WITHOUT CAUSE OR ADVANCE NOTICE.
(g)    Restrictions on Transfer. The Restricted Stock Units may not be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to F.N.B. as a result of forfeiture of the Restricted Stock Units as provided herein and by beneficiary designation, will or by laws of descent and distribution upon the Participant’s death.
(h)    Compliance with Laws and Regulations. The grant of Restricted Stock Units evidenced hereby shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. F.N.B. shall not be required to issue or deliver any certificates or to make book entries in the records of F.N.B. or its transfer agent for Restricted Stock Units or shares of Stock corresponding to the Restricted Stock Units prior to (i) the listing of such shares of Stock on any stock exchange on which the shares of Stock may then be listed and (ii) the effectiveness of any registration statement with respect to such shares of Stock that counsel for F.N.B. deems necessary or appropriate.

(i)    No Voting Rights. The Restricted Stock Units granted pursuant to this Agreement, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Restricted Stock Units (including the Dividend Equivalents) are paid to Participant in shares of Stock.
Section 4. Special Rules Applicable to Restricted Stock Units that Become Subject to Code Section 409A. For the avoidance of doubt, Section 10.19 of the Plan shall apply to the terms of this Agreement, where applicable.
Section 5. Clawback. The shares of Stock payable in respect of any amount vested or unvested under this Agreement shall be subject to recovery by F.N.B. in the circumstances and manner provided in the F.N.B. Corporation Compensation Recoupment Policy (“Recoupment Policy”) or any related policy that may be subsequently adopted or implemented by F.N.B. and in effect from time to time after the date hereof, or that may be required by applicable law or regulation, and the Participant shall effectuate any such clawback recovery at such time and in such manner as F.N.B. may specify. By accepting this Agreement, the Participant agrees that the Participant is obligated to provide all assistance necessary to F.N.B. to recover or recoup the shares of Stock, cash or other value pursuant to the Agreement which are subject to recovery or recoupment pursuant to applicable law government regulation, stock exchange listing requirement or F.N.B. policy. Such assistance shall include completing any documentation necessary to recover or recoup the shares of Stock, cash or other value pursuant to the Agreement from any accounts the Participant maintains with F.N.B. or any pending or future compensation.
Section 6. Tax Withholding.
(a)    Default Method of Tax Withholding. The federal, state and local and foreign income, social security, employment and any other applicable taxes which F.N.B. determines must be withheld with respect to this Award (“Tax Withholding Obligation”) will be satisfied by shares of Stock being sold on the Participant’s behalf at the prevailing market price pursuant to such procedures as F.N.B. may specify from time to time (it being understood that the shares of Stock to be sold must have vested pursuant to the terms of this Agreement and the Plan). The proceeds from the sale will be used to satisfy the Participant’s Tax Withholding Obligation arising with respect to the Participant’s Restricted Stock Units. Only whole shares of Stock will be sold to satisfy any Tax Withholding Obligation. Any proceeds from the sale of shares of Stock in excess of the Tax Withholding Obligation will be paid to the Participant in accordance with procedures the Company may specify from time to time. By accepting this Award, the Participant expressly consents to the sale of shares of Stock to cover the Tax Withholding Obligations and agrees and acknowledges that the Participant may not satisfy them by any means other than such sale of shares of Stock, unless required to do so by F.N.B. or pursuant to the Company’s express written consent.

(b)    Company Discretion. If F.N.B. determines that the Participant cannot satisfy the Tax Withholding Obligation through the default procedure described in clause (a), it may permit the Participant to satisfy the Tax Withholding Obligation by (i) delivering to F.N.B. shares of Stock that the Participant owns and that have vested with a Fair Market Value equal to the amount required to be withheld, (ii) electing to have F.N.B. withhold otherwise deliverable shares of Stock having a value equal to the minimum amount statutorily required to be withheld, at a rate not to exceed the maximum individual statutory tax rate, (iii) allowing the Participant to make a payment in cash, or (iv) such other means as F.N.B. deems appropriate.
Section 7. Confidential Information and Communications / Non-Solicitation.
(a)    From and after the date of this Agreement, Participant agrees to keep confidential and not use, or otherwise appropriate, for Participant’s own benefit, or directly or indirectly divulge to any third party, Confidential Information (as defined below) of F.N.B. Confidential Information shall include, without limitation, all information not generally known to the public, unless such information becomes public knowledge due to (i) Participant acting in his or her self-interest or Participant’s negligence; or (ii) action by Participant that is not authorized by F.N.B. (e.g., financial data, marketing plans, strategies, customer information and employee information, whether in documentary or electronic form, whether past, present or prospective). The prohibitions against the use and disclosure of Confidential Information are in addition to all rights and remedies which are available to F.N.B. under applicable federal and state law to prevent the use or disclosure of trade secrets and other confidential information. The enforcement by F.N.B. of its rights and remedies under this Agreement shall not be a waiver of any other rights or remedies which F.N.B. may possess absent this Agreement.
(b)    Subject to applicable law, F.N.B. and Participant agree that the terms and conditions of this Agreement shall be confidential and shall not be disclosed or discussed by the parties with any person other than the parties’ attorneys or other person whose knowledge of the terms of this Agreement is necessary for accounting, tax or other related purposes or for purposes of F.N.B.’s business operations.
(c)    Subject to applicable law, from and after the date of this Agreement, Participant agrees not to make any oral or written communication or comment to impugn or otherwise disparage the competency, integrity, ethics or qualifications of F.N.B., including its Affiliates, directors, officers and employees. Subject to applicable law, F.N.B. agrees to maintain reasonable policies to restrict its directors and officers from making any false oral or written communication or comments meant to impugn or otherwise disparage Participant, except when truthfully responding to routine requests for information regarding Participant.
(d)    BY VIRTUE OF ACCEPTING THIS AGREEMENT AND THE RESTRICTED STOCK UNIT AWARD, PARTICIPANT ACKNOWLEDGES AND AGREES THAT PARTICIPANT HAS RECEIVED ADEQUATE CONSIDERATION WITH RESPECT TO THE ENFORCEMENT OF THE PROVISIONS OF THIS SECTION 7, and Participant agrees to the following restrictive covenant: during Participant’s employment service with F.N.B. and during the one (1) year period immediately following termination of Participant’s employment service with F.N.B. for any reason, including Participant’s resignation, (i) Participant shall not in any way, directly or indirectly, for the purpose of selling any product or service that competes with a product or service which was offered by F.N.B. during Participant’s employment with F.N.B., solicit, divert, or entice any current or potential customer or existing business of F.N.B.’s with whom Participant solicited, or with whom Participant had business communications or transacted business with or on behalf of F.N.B. during Participant’s tenure with F.N.B., and Participant shall not initiate any contact or communication of any kind whatsoever, for the purpose of inviting, encouraging or requesting any account relationship to transfer its business from F.N.B. or to otherwise discontinue its patronage and business relationship with F.N.B.; and (ii) Participant shall not solicit, entice, or employ, or assist another employer besides F.N.B. in employing, anyone who is an employee of F.N.B. except as required under Participant’s duties while employed by F.N.B.
(e)    Should Participant breach Section 7 of this Agreement, Participant agrees to immediately forfeit all Restricted Stock Units and Dividend Equivalents subject to a risk of forfeiture and such Participant shall make F.N.B. whole for damages suffered by F.N.B. by reason of any such breach or hindrance, including F.N.B. requiring the forfeiture of any previously vested Restricted Stock Units or Dividend Equivalents.
(f)    Should the terms of this Section 7 conflict with any other valid non-solicitation, non-disparagement, non-compete, or other restrictive covenant contained under an employment, consulting or other written agreement, the more restrictive provision(s) shall control and supersede the less restrictive provision(s). A breach of any of the foregoing restrictive covenants contemplated in this Section 7 or that supersede this Section 7 shall be treated as a breach and forfeiture under this Section 7. The invalidity of one non-solicitation agreement or restrictive covenant agreement, based on lack of adequate consideration or otherwise, shall not impact this or any other non-solicitation agreement or provision.
(g)    Participant acknowledges that nothing in this Agreement shall be construed to: (i) prohibit Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by F.N.B. of any reporting described by clause (i), provided that such reporting is done in the most confidential manner provided by law.
(h)    This Section 7 shall survive termination of this Agreement.
Section 8. Delivery of Documents. By accepting the terms of this Agreement, the Participant consents to the electronic delivery of documents related to Participant’s current or future participation in the Plan (including the Plan documents; this Agreement; any other prospectus or other documents describing the terms and conditions of the Plan and this grant; and F.N.B.’s then-most recent annual report to stockholders, annual report on Form 10-K and definitive proxy statement), and Participant acknowledges that such electronic delivery may be made by F.N.B., in its sole discretion, by one or more of the following methods: (i) the posting of such documents on F.N.B.’s intranet website; (ii) the delivery of such documents via the F.N.B. Corporation website, including being maintained by F.N.B. within third party software programs or applications; or (iii) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on an F.N.B. intranet website or F.N.B. Corporation internet website accessible by Participant. Notwithstanding the foregoing, Participant also acknowledges that F.N.B. may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery), deliver a paper copy of any such documents to Participant. Participant further acknowledges that Participant may receive from F.N.B. a paper copy of any documents distributed electronically at no cost to Participant by contacting F.N.B. in writing to the address specified in Section 9 herein.

Section 9. Notices. Any notice hereunder to F.N.B. shall be addressed to it at its office, F.N.B. Corporation, One F.N.B. Blvd., Hermitage, Pennsylvania 16148, c/o Compensation and Benefits Accounting Department, and any notice hereunder to the Participant shall be addressed to the Participant at the Participant’s address provided to F.N.B. from time to time, subject to the right of either party to designate at any time hereafter in writing some other address.
Section 10. Entire Agreement. This Agreement and the Plan together constitute the entire agreement between the parties hereto with respect to the Restricted Stock Units, and all prior oral and written representations are merged in this Agreement, provided that any written employment and restrictive covenant agreement to which Participant is subject shall remain in full force and effect, except where the terms of this Agreement directly conflict as set forth in Section 7(f) above.
Section 11. Amendment.
(a)This Agreement may be amended or modified only by F.N.B., without further action by the Participant, provided that such amendment or modification shall not be to the detriment of the Participant, unless required by Section 11(b) below.
(b)The Committee shall amend the Agreement to: (i) comply with applicable law, including Code Section 409A, stock exchange listing standards, or accounting rules; and (ii) to correct a scrivener’s error.
Section 12. Waiver. The failure of F.N.B. to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
Section 13. Construction and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement, and shall not affect the interpretation of any of the provisions of this Agreement. In the event of any dispute or claim relating to or arising out of this Agreement, including, but not limited to a dispute as to whether the dispute is subject to arbitration, the Participant and F.N.B. agree that all such disputes shall be fully and finally resolved to the fullest extent permitted by law, by binding arbitration conducted by the American Arbitration Association (“AAA”) in Allegheny County, Pennsylvania in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Participant acknowledges that by accepting this arbitration provision he/she is expressly waiving any right to a jury trial in the event of a covered dispute. Punitive and consequential damages shall not be permitted as an award and each party shall bear the fees and expenses of its own counsel and expert witnesses. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement. F.N.B. and the Participant agree to abide completely by the binding decisions of the arbitrator and to keep the outcome of such resolution strictly confidential.
Section 14. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
Section 15. Assignment and Transfers. The Participant may not assign, encumber or transfer any of his or her rights and interests in the Grant Amount described in this document, except, in the event of the Participant’s death, by will or the laws of descent and distribution.
Section 16. No Limitation on F.N.B.’s Rights. The awarding of Restricted Stock Units shall not in any way affect F.N.B.’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
Section 17. Change in Control. To the extent necessary to comply with Code Section 409A, a Change in Control shall not be deemed to have occurred for purposes of this Agreement unless such event qualifies as a “change in control event” within the meaning of Code Section 409A.

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